Exhibit 99.1

PharmaCyte Biotech Appoints Dr. Raymond Tong to Board of Directors

LAGUNA HILLS, CA, October 10, 2017 (BUSINESS WIRE) -- PharmaCyte Biotech, Inc. (OTCQB: PMCB), a clinical stage biotechnology company focused on developing targeted therapies for cancer and diabetes using its signature live-cell encapsulation technology, Cell-in-a-Box®, today announced the appointment of Dr. Raymond C.F. Tong to its Board of Directors.

Dr. Tong serves as Chief Executive Officer of Harmony Medical Inc., an Asian investment group active in the introduction and distribution of medical and healthcare products and services in China and throughout Asia. He is also Chairman of the Business Development Committee of Shanghai Kedu Healthcare Group, the largest medical equipment third-party service provider in China, representing products from GE, Philips, Siemens, Kodak and other multi-nationals as well as local companies.

PharmaCyte’s Chief Executive Officer, Kenneth L. Waggoner, stated, “We are extremely pleased that Dr. Tong has agreed to join our Board. Dr. Tong’s experience leading several healthcare initiatives in China and Asia, his significant connections to the investment community throughout Asia and his deep personal relationships he has cultivated over the years have led to the development of our Asia strategy. These are exciting and challenging times for PharmaCyte. We are confident Dr. Tong will play a significant role in helping us to achieve our business goals and to meet every challenge.”

Commenting on his appointment, Dr. Tong stated, “I too am pleased to join PharmaCyte’s Board. PharmaCyte’s platform technology is unique and has universal application around the globe. I believe Asia and greater China will benefit immensely from the Cell-in-a-Box® technology. The markets we have targeted for this technology are the largest in the world and present limitless opportunities to PharmaCyte and its shareholders. Recent changes to the regulatory environment in China also present additional opportunities for possible faster market entry for PharmaCyte’s platform products.”

Dr. Tong has been a Director of Medifocus Inc. since January 27, 2015. He was also a Director of Shanghai CP Guojian Pharmaceutical, one of the first and largest bio-pharmaceutical manufacturers in China. In addition, Dr. Tong is the founding Director and Chief Executive Officer of VetCell Therapeutics Asia, a cell therapy company focused on providing cell-based treatments for use in veterinary medicine in Asia.

Dr. Tong’s earlier career includes senior management positions in China with Pfizer and Ball Corporation. He was also responsible for the Healthcare Investment Division of CITIC in Hong Kong. CITIC is the largest conglomerate in China and an established global player, with businesses covering healthcare, financial services, resources, energy, manufacturing, engineering and many others.

Dr. Tong received his medical degree from the University of Toronto in Ontario, Canada in 1983. He also received a Ph.D. degree in neurophysiology and an M.B.A. degree. After receiving his medical degree, Dr. Tong founded a chain of medical clinics in the Province of Ontario where he served as Medical Director and Chief Physician. During this period, he also served as a consultant and an investigator in several clinical trials. In 1989, Dr. Tong returned to Hong Kong, where he was born and resided before medical school, and spent the next 19 years in prominent corporate appointments with several multinational medical and pharmaceutical companies.

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About PharmaCyte Biotech

PharmaCyte Biotech is a clinical stage biotechnology company developing cellular therapies for cancer and diabetes based upon a proprietary cellulose-based live cell encapsulation technology known as “Cell-in-a-Box®.” This technology will be used as a platform upon which therapies for several types of cancer and diabetes are being developed.

PharmaCyte’s therapy for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. For pancreatic cancer, these encapsulated cells are implanted in the blood supply to the patient’s tumor as close as possible to the site of the tumor. Once implanted, a chemotherapy drug that is normally activated in the liver (ifosfamide) is given intravenously at one-third the normal dose. The ifosfamide is carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through pores in the capsules, the live cells inside act as a “bio-artificial liver” and activate the chemotherapy drug at the site of the cancer. This “targeted chemotherapy” has proven effective and safe to use in past clinical trials and results in no treatment related side effects.

PharmaCyte’s therapy for Type 1 diabetes and insulin-dependent Type 2 diabetes involves encapsulating a human cell line that has been genetically engineered to produce, store and release insulin in response to the levels of blood sugar in the human body. The encapsulation will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient, they will function as a “bio-artificial pancreas” for purposes of insulin production.

Safe Harbor

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement because of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements due to the impact of numerous risk factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

More information about PharmaCyte Biotech can be found at www.PharmaCyte.com. Information may also be obtained by contacting PharmaCyte’s Investor Relations Department.

Contact:

Dr. Gerald W. Crabtree

Investor Relations:

PharmaCyte Biotech, Inc.

Investor Relations Department

Telephone: 917.595.2856

Email: Info@PharmaCyte.com

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